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Exhibit 4.7

CONFIDENTIAL TREATMENT REQUESTED
Schedule 1 to Exhibit 4.6
Individual Deviations from Standard Non-Compete Agreement by Members of the Management Board(1)

Name	For reporting period	Geographic scope; §1	Industry scope; §1	Term; §1	Compensation; §2	Deducted payments; §2	Penalty; §5
Kai-Uwe Ricke	1.1. to 31.12.2004
Dr. Karl-Gerhard Eick	1.1. to 31.12.2004
Dr. Heinz Klinkhammer(2)	1.1. to 31.12.2004	Confidential material redacted and filed separately
with the Commission
René Oberman	1.1. to 31.12.2004
Konrad F. Reiss	1.1. to 31.12.2004
Walter Raizner	1.1. to 31.12.2004

(1)
Thomas Holtrop and Josef Brauner resigned in 2004.

(2)
Since Dr. Klinkhammer joined our Company on April 1, 1996 and is the most senior member of our Management Board, the wording of his agreement deviates from the standard agreement in language, but not in substance, and certain details, which the Company believes are insignificant, differ from the standard agreement.

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CONFIDENTIAL TREATMENT REQUESTED Schedule 1 to Exhibit 4.6 Individual Deviations from Standard Non-Compete Agreement by Members of the Management Board(1)